Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS THIRD QUARTER 2004 RESULTS

WASHINGTON, D.C. – November 15, 2004:  Bresler & Reiner, Inc. reported net income of $981,000 or $0.18 per common share on revenues of $23,214,000 for the three months ended September 30, 2004.  For the comparable period in 2003, the Company reported net income of $213,000 or $0.04 per common share on revenues of $8,463,000.

For the nine months ended September 30, 2004, the Company reported net income of $1,909,000 or $0.35 per common share on revenues of $55,122,000.  For the comparable period in 2003, the Company reported net income of $2,991,000 or $0.55 per common share on revenues of $24,363,000.

The results of net income per common share for both the three and nine month periods in 2004 and 2003 reflect a 2-for-1 stock split which was affected in the form of a stock dividend in September 2004.

Mr. Sidney M. Bresler, Chief Executive Officer, stated that the increase in revenues and net income for the three months ended September 30, 2004, and the increase in revenues for the nine months ended September 30, 2004 are primarily attributed to the operations of the commercial and residential properties the Company acquired in the second half of 2003 and the first quarter of 2004 as well as sales of developed residential lots.  Mr. Bresler further stated that the decrease in net income for the nine months ended September 30, 2004, is primarily attributed to inclusion in 2003 net income of a gain recorded in 2003 on the sale of a nursing home.

Funds from operations is defined by the Company as net income computed in accordance with GAAP, excluding gains and losses, net of tax, on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  For the three month period ended September 30, 2004 funds from operations were $3,581,000, versus $2,013,000 in the comparable period in 2003, an increase of 77.9%.   For the nine month period ended September 30, 2004 funds from operations were $10,510,000 versus $6,219,000 in the comparable period in 2003, an increase of 69.0%.

The following tables reflect the reconciliation of net income to funds from operations:

	For the three months ended September 30,
	2004	2003
Net income	$981,000	$213,000
Add: Depreciation and amortization including Company’s share of unconsolidated real estate joint ventures	2,600,000	1,800,000
Funds from operations	$3,581,000	$2,013,000

	For the nine months ended September 30,
	2004	2003
Net income	$1,909,000	$2,991,000
Add: Depreciation and amortization including Company’s share of unconsolidated real estate joint ventures	8,601,000	4,939,000
Less: Gain on sale of properties, net of tax	—	(1,711,000)
Funds from operations	$10,510,000	$6,219,000

About the Company:

Bresler & Reiner, Inc. owns and developes land and residential, commercial and hospitality properties, principally in the Washington, DC, Orlando, Florida , Philadelphia, Pennsylvania and Baltimore, Maryland metropolitan areas.

Supplemental Information:

SEC Filings (Forms 10-Q and 10-K) and supplemental information packages (Form 8-K’s) are available at www.breslerandreiner.com or may be requested in e-mail or hard copy formats.

For additional information, contact:

Sidney M. Bresler, CEO

Bresler & Reiner, Inc.

11140 Rockville Pike

Suite 620

Rockville, MD  20852

(301) 945-4300

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing new ones; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.